Exhibit 5

October 22, 2003

Pro-Pharmaceuticals, Inc.

189 Wells Avenue

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as counsel for Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to the offering of up to 2,037,593 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”). The Shares consist of (i) 1,314,571 Shares that are currently issued and outstanding (the “Issued Shares”) and (ii) 723,022 Shares that are issuable upon the exercise of outstanding Common Stock purchase warrants (the “Warrant Shares”). All of the Shares are being registered on behalf of stockholders of the Company (the “Selling Stockholders”).

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Our opinion in paragraph 1 below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based solely on a certificate of an officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

Pro-Pharmaceuticals, Inc.

October 22, 2003

Based upon the foregoing, we are of the opinion that:

1.    The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.    The Warrant Shares to be issued upon the exercise of warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the outstanding warrants to which they relate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS SMITH & COHEN LLP Perkins Smith & Cohen LLP